FOR IMMEDIATE RELEASE

Nationwide Financial Solutions to Acquire Maryland-based Mortgage Company Bay Capital Corporation

TEMPE, Arizona – December 12, 2005 – Nationwide Financial Solutions, Inc. (NWFS:OTCBB) has signed a definitive agreement to acquire Bay Capital Corporation (“Bay”). The transaction is expected to be completed before the end of the first calendar quarter of 2006.

Bay is a privately held, wholesale and retail provider of residential mortgages. Founded in 2000, the Owings Mills, Maryland, based company has approximately 380 employees and posted revenues last year of $25 million on a loan origination volume of over $700 million. Bay markets mortgage loan products, provides initial funding, gathers the loans into marketable pools, and then resells those pools to the investment community. Bay offers a large spectrum of mortgage products—from sub-prime and Alt-A through conventional—and is licensed to operate in 44 states and the District of Columbia. More information about Bay Capital Corporation can be found at the company Web site:  www.baycapitalcorp.com

“This is a great day for Bay Capital.” said Stewart D. Sachs, President of Bay Capital Corp. “We are very excited to be a part of the Nationwide Financial Solutions team and look forward to the incredible growth opportunities and marketplace presence that this deal brings to both organizations. Our partnership with Nationwide will allow Bay Capital Corporation to gain the capitalization necessary to profitably grow our mortgage operations and to develop a larger portfolio of loan products and value-added services—increasing our edge over the competition and capturing market share.”

Steve Luke, CEO of Nationwide Financial Solutions, Inc., said, “Bay Capital is a great fit for Nationwide Financial Solutions. Combined, Nationwide and Bay create the first public company to offer consumers both Debt Resolution and Mortgage solutions. Bay’s committed management team, dedicated employees, and experience in the mortgage industry make Bay Capital an ideal acquisition. This is an exciting first step in the execution of our aggressive strategy to develop synergetic opportunities that will position Nationwide for massive growth as a full-service, client-focused, financial solutions provider,” said Mr. Luke.

About Nationwide Financial Solutions, Inc.

Nationwide Financial Solutions, Inc. is a publicly traded company that specializes in assisting consumers with unsecured debt through its Nationwide Debt Resolution (NDR) unit. Nationwide Financial Solutions is based in Tempe, Arizona, and trades on the OTC Bulletin Board under the ticker symbol NWFS.OB. More information about Nationwide Financial Solutions, Inc. can be found at the company Web site: www.nationwidefinancialsolutions.com

This news release contains forward-looking statements and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including without limitation the following:  1) national and regional economic conditions, especially those affecting the mortgage industry; 2) our ability to attract and retain customers in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) the adequacy of our financial reserves; 5) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 6) our ability to attract and retain competent employees; 7) our ability to successfully complete and integrate Bay and other acquisitions that we may make from time to time; and 8) other risks described in our filings with the Securities and Exchange Commission, including our most recent Form 10-KSB and 10-QSB filings.

Company Contact:

Jeff Hardy, General Manager, Nationwide Financial Solutions, Inc.

Tel: 480-820-9766 ext. 114

jeffhardy@nationwidefinancialsolutions.com